Exhibit 5.1

Ernst & Young LLP 2200, 215 2nd St SW Calgary, AB T2P 1M4	Tel: +1 403 206 5000 Fax: +1 403 290 4265 ey.com/ca

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Auditors”, and to the incorporation by reference of our report dated March 5, 2020 in the Registration Statement on Form F-10 of Oncolytics Biotech Inc. (the “Company”) for the registration of up to CAD $150,000,000 of Common Shares, Subscription Receipts, Warrants, and/or Units of the Company.

/s/ Ernst & Young LLP
Calgary, Alberta	Chartered Professional Accountants
June 12, 2020

A member firm of Ernst & Young Global Limited